UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Affinity Gaming
(Exact name of registrant as specified in its charter)

Nevada	02-0815199
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3755 Breakthrough Way Suite 300 Las Vegas, NV	89135
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☑

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Title of class
Preferred Stock Purchase Right

EXPLANATORY NOTE

Affinity Gaming (“Affinity”, “we” or “our”) is filing this Form 8-A/A to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A we filed on December 26, 2012.

Item 1.    Description of Registrant’s Securities to be Registered

On August 15, 2014, we announced that we executed an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of December 21, 2012, between Affinity and American Stock Transfer & Trust Company, LLC. The Amendment accelerated the expiration of the Rights from December 21, 2015 to August 14, 2014, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of our common stock pursuant to the Rights Agreement expired.

We have included the foregoing summary description of the Amendment to provide investors and security holders with information regarding its terms, and it is qualified in its entirety by reference to the full text of the Amendment, which we have attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.    Exhibits

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-A/A.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Affinity Gaming has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Affinity Gaming

Date:	August 15, 2014	By:	/s/ Donna Lehmann
Donna Lehmann
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
3.1
Certificate of Designation of Series A Preferred Stock of Affinity Gaming (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K we filed with the Securities and Exchange Commission on December 21, 2012).

4.1
Rights Agreement, dated as of December 21, 2012 by and between Affinity Gaming and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K we filed with the Securities and Exchange Commission on December 21, 2012).

4.2
Amendment No. 1 to Rights Agreement, dated as of August 13, 2014, by and between Affinity Gaming and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K we filed with the Securities and Exchange Commission on August 15, 2014).